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                                                                     EXHIBIT  23



                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------



We consent to the incorporation by reference in this Annual Report (Form 10-K) of Micropolis Corporation of our report dated January 19, 1995, included in the 1994 Annual Report to Shareholders of Micropolis Corporation.

Our audits also included the financial statement schedule of Micropolis Corporation listed in item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 2-86334, 2-90423, 2-96906, 33-4569, 33-22619, 33-29469, 33-
42454, 33-44456, 33-50204, 33-64706, 33-53313 and 33-55737) pertaining to the
Stock Option Plan for Executive and Key Employees of Micropolis Corporation, as amended, Employees' Stock Option Plan, as amended, the Stock Option Plan for Directors of Micropolis Corporation, as amended, and Employee Stock Purchase Plan of Micropolis Corporation and in the related Prospectuses of our report dated January 19, 1995, with respect to the consolidated financial statements and schedule of Micropolis Corporation included in the Annual Report (Form 10-K) for the year ended December 30, 1994.


                                                       ERNST & YOUNG LLP

Los Angeles, California
March 30, 1995